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                                                                   EXHIBIT 10.11

Page 1

         SECOND AMENDMENT TO LEASE AGREEMENT AND LANDLORD CONSENT

         THIS SECOND AMENDMENT TO LEASE AGREEMENT AND LANDLORD CONSENT (the "Second Amendment") is made as of the 8th day of July, 2002, by and between EASTMAN KODAK COMPANY, a New Jersey corporation (hereinafter called "Landlord") and GENENCOR INTERNATIONAL, INC., a Delaware corporation (hereinafter called "Tenant").

                                  WITNESSETH:

         WHEREAS, by a certain Lease Agreement dated as of August 28, 1991, as amended November 30, 2001 (the "Lease"), Landlord leased to Tenant and Tenant leased from Landlord all that certain parcel of and and improvements, buildings (but not equipment or other personalty acquired by separate bill of sale from Landlord) in the Town of Greece and City of Rochester, County of Monroe, State of New York, as more particularly defined in the Lease and Exhibit A thereto (the "Premises"), which is generally known as 1700 Lexington Avenue, Rochester, New York, 14606; and

         WHEREAS, Tenant desires to construct an addition to the Premises, consisting of a new building to be constructed adjacent to the existing building on the Premises, and has requested Landlord's approval of Tenant's proposed addition; and

         WHEREAS, Landlord and Tenant have agreed that Paragraph 22 of the Lease is no longer applicable and shall be amended as provided herein;

         NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, Landlord and Tenant stipulate, covenant and agree to modify the Lease as follows:

         1. CAPITALIZED TERMS: All capitalized terms used in this Second Amendment but not defined herein shall have the same definitions as are contained in the Lease.

         2.       MODIFICATION OF PARAGRAPHS 18 AND 22 OF THE LEASE:

Paragraph 18 of the Lease, entitled "Default Clauses" shall be amended as follows: -- following the words "and in such case" in line 8 therefore, delete all text to the end of Paragraph 18 and substitute in lieu thereof: "Landlord shall have all rights at law or in equity available to Landlord to enforce the terms of the Lease and obtain relief from such default including recovery of any substantiated losses, damages and expenses incurred by Landlord as a result of such default or proceedings to enforce Tenant's obligations and covenants hereunder.

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Paragraph 22 of the Lease, entitled "Purchase of Premises by Landlord from
Tenant," shall be deleted in its entirely and replaced with the following:

                  "22.     LANDLORD CONTRIBUTION TO UTILITY SEPARATION COSTS.

                  "For purposes of this Lease, the term "Utility Separation Costs" shall mean the reasonable, out-of-pocket costs incurred by Tenant for capital improvements required to permit the Premises to obtain the following services (the "Utility Services"), which are currently provided by Landlord from Landlord's facilities at Kodak Park, from an alternative public or private source. The Utility Services consist of steam/condensate; electric and related switchgear facility, and water for fire protection, process operations and drinking. For this purpose, Utility Separation Costs shall include the costs for all of the work required to be performed by Tenant on, under or at the Premises, or any part thereof, to physically disconnect the Premises from the pipes, wires or other equipment or facilities by which Landlord has provided the Utility Services to the Premises or any improvements located thereon, together with the costs for the work and materials required to provide the capital improvements necessary to receive the Utility Services from alternative sources (the "Utility Separation Project"). The scope and estimated cost of the Utility Separation Project are described in greater detail in EXHIBIT B attached hereto which the parties hereby accept as the maximum cost subject to any potential payment obligation of Landlord hereunder. For avoidance of doubt, Utility Separation Costs do not include any portion of the cost of any Utility Services obtained by Tenant from a third party public or private source, other than the cost of capital improvements required to be incurred by Tenant as a condition to the receipt of such Utility Services.

                           a.       In the event that Tenant exercises its right
to purchase the Premises pursuant to Paragraph 21, Landlord shall be obligated to pay to Tenant an amount equal to the lesser of: (i) fifty percent (50%) of the actual Utility Separation Costs; or (ii) $1,566,500 the latter amount adjusted for inflation as provided in paragraph f. below.

                           b.       Alternatively, Landlord shall have the right
at any time during the term of the Lease, upon ninety (90) days written notice to Tenant, to elect to transfer title to the Premises to Tenant as though Tenant had exercised its right to purchase pursuant to Paragraph 21. Landlord shall further have the right at any time during the term of the Lease, without electing to transfer title to the Premises to Tenant, and only upon twenty-four
(24) months written notice, to separate any one or more but not all of the Utility Services from Landlord's facilities at Kodak Park. In the event Landlord elects to transfer title to the Premises to Tenant, Landlord shall be obligated to pay to Tenant an amount equal to the lesser of: (i) one hundred percent (100%) of the actual Utility Separation Costs; or (ii) $3,133,000, the latter amount adjusted for inflation as provided in paragraph f. below, together with, in each instance, the expenses customarily incurred by the seller of commercial real estate in Rochester, New York associated with the transfer of title. In the event that Landlord elects to separate one or more but not all of the Utility Services from Landlord's facilities at Kodak Park, then Landlord shall be obligated to pay to Tenant with respect to any such elected Utility

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Service an amount equal to the lesser of: (i) one hundred percent (100%) of the actual Utility Separation Costs incurred with respect to such elected Utility Service; or (ii) the amount set forth as the Capital Estimate for such Utility Service in the Summary portion of Exhibit B (i.e., Water Supply, $255,000; for Electric, $426,000; and for Steam, $2,452,000), which latter amounts shall be adjusted for inflation as provided for in paragraph f. below.

                           c.       The amount, if any, to be paid by Landlord
pursuant to paragraphs a, or b. of this Paragraph 22 shall be due and payable by Landlord to Tenant forty-five (45) days following the receipt by Landlord of notice from Tenant that Tenant has completed the Utility Separation Project. Such notice from Tenant to Landlord shall include an accounting in detail reasonably satisfactory to Landlord of the Utility Separation Costs incurred by Tenant in completing the Utility Separation Project.

                           d.       Landlord agrees to continue providing
Utility Services to Tenant at the Premises, and Tenant agrees to continue paying the charges for such Utility Services, during the design, construction and certification of the Utilities Separation Project; provided however, that Tenant shall proceed as soon as possible following the election by Tenant or Landlord pursuant to paragraphs a. or b. above with reasonable diligence to commence and bring to completion the Utility Separation Project and further provided that the providing of such Utility Services shall be permitted by applicable law. The parties agree that, if necessary to accommodate the continuation of Utility Services during this period, the actual transfer of title to the Premises shall be delayed until the completion of the Utility Separation Project by Tenant.

                           e.       Notwithstanding the requirements of
paragraphs a. and b. of this Paragraph 22, Landlord shall have the right, in lieu of making part or all of the payments required by such paragraphs to make any necessary arrangements to continue to provide one or more of the Utility Services after the transfer of title to the Premises to Tenant. In the case of Tenant's exercise of its purchase right under paragraph a, Landlord shall exercise this right by delivering notice of its intent to do so within thirty
(30) days following Landlord's receipt of the notice from Tenant required in Paragraph 21. In the case of Landlord's exercise of its right under paragraph b. of this Paragraph 22, Landlord shall include notice of its intent to exercise its right under this paragraph e. in the notice delivered by it to Tenant under paragraph b. Such notice shall include a statement of the Utility Services which Landlord desires to continue to provide to Tenant after the transfer of title to the Premises, the terms upon which such Utility Services would continue to be provided by Landlord, and the amount of time (not to exceed nine (9)months) which Landlord expects would be required to satisfy any regulatory or other requirements for Landlord to commence and continue supplying such Utility Service to the Premises subsequent to a transfer of title. Tenant shall within thirty (30) days following receipt of such notice from Landlord pursuant to this paragraph e. notify Landlord of whether it elects to accept Landlord's offer to continue to provide the specified Utility Services. If (x) Tenant accepts Landlord's offer to continue to provide Utility Services; or (y) Tenant elects not to accept Landlord's offer to continue to provide Utility Services and further provided that Landlord's offer to continue to provide Utility

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Services after the transfer of title to the Premises is on substantially the same terms and conditions as exist under the Lease and can be accomplished in no less than nine (9) months from the date Tenant notified Landlord of its election not to accept the Landlord's offer, then, in either instance, the amount payable by Landlord pursuant to paragraphs a. and b. shall be reduced as follows:

                                    i.       If Landlord offered to continue to
provide all of the Utility Services, then Landlord's payment under either paragraph a. or b. would be reduced to zero.

                                    ii.      If Landlord offered to continue to
provide only some but not all of the Utility Services, then Landlord's maximum payment under paragraph a. or b. would be reduced by the amount corresponding to the percentage the continued Utility Service represents in relation to the total Utility Separation Project cost estimate set forth in Exhibit B.

                           f.       The Utility Separation Costs in Exhibit B
and the numerical dollar amounts stated in Paragraphs a. and b. above are in 2002 U.S. Dollars. At the time of any payment(s) to be made by Landlord pursuant to such paragraphs, such payment(s) will be adjusted for inflation by the relative change in the Producer Price Index (the "PPI"), for finished goods, excluding food and energy, as published by the Bureau of Labor Statistics of the U.S. Department of Labor, from the effective date hereof to the date of payment. The adjustment amount will be determined by multiplying the applicable payment due by a fraction, the numerator of which is the PPI index for the month immediately prior to the month in which the payment is to be made and the denominator of which is the PPI index for June, 2002, provided further, however, that the maximum increase under this paragraph f shall be capped at twenty-five percent (25%).

                           g.       In the event Landlord exercises its rights
under paragraph e. above and Tenant accepts Landlord's offer to continue to provide any or all of the Utility Services, and thereafter Landlord fails for any reason to provide such Utility Services on a timely and continuous basis, (except as a result of unavoidable circumstances beyond the control of Landlord), including but not limited to (i) Landlord's failure or refusal to provide such utility services on substantially the same terms and conditions as exist under the Lease or (ii) Landlord is unable to meet Tenant's requirements for same or (iii) changed or new governmental regulations, including those of the New York Public Service Law, prevent Landlord from providing such Utility Services, then Tenant shall have the continuous and immediate right to invoke the provisions of paragraphs a. or b. above, whichever would have applied if paragraph e. above had not been invoked by Landlord.

         3. RATIFICATION: Except as modified herein, all other terms and conditions of the Lease are hereby ratified and confirmed and shall continue in full force and effect. Landlord further hereby confirms and represents to Tenant that nothing in its agreement(s), contractual or otherwise, with Trigen-Cinergy Solutions of Rochester LLC (TCS) prevent Landlord from performing its obligations under the Lease, as amended.

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         4.       LANDLORD'S CONSENT: Landlord hereby grants its approval, for purposes of Paragraph 12(b) of the Lease of Tenant's proposed additions to the Premises which are more particularly described in EXHIBIT C attached hereto. Notwithstanding Landlord's approval granted herein, Tenant shall provide Landlord with updated copies of Tenant's plans and specifications for the additions Tenant is proposing to add to the Premises, and Tenant shall in good faith consider implementing Landlord's suggestions and comments on Tenant's plans and specifications.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their authorized representatives as of the date first above written.

EASTMAN KODAK COMPANY, LANDLORD         GENENCOR INTERNATIONAL, INC., TENANT

BY: /s/ CHARLES C. BARRENTINE           BY: /s/ STUART L. MELTON
    -------------------------------         --------------------------

NAME:  CHARLES C. BARRENTINE            NAME:  STUART L. MELTON

TITLE: MANAGER, KODAK PARKSITE          TITLE: SENIOR VICE PRESIDENT,
       VICE PRESIDENT,EASTMAN                  GENERAL COUNSEL
       KODAK COMPANY

                                    EXHIBIT B

BERGMANN ASSOCIATES' UTILITY STUDY FOR GENENCOR INTERNATIONAL

Genencor International contracted Bergmann Associates Inc. to evaluate the capital cost to convert the Lexington Avenue facility from Kodak utilities to public utilities. The following data is from that study completed June 24, 2002.

If Genencor were to invest capital to provide utility services to the 1700 Lexington Avenue site the service providers would be:

Water supply      Monroe County Water Authority (MCWA)
Sanitary sewers   Monroe County Pure Waters (MCPW)
Storm sewers      City of Rochester (Lexington Ave. storm sewer system)
Electric          Rochester Gas and Electric (RGE)
Natural Gas       Rochester Gas and Electric (RGE) (for steam generation)

Initial discussions with all appropriate utility authorities occurred during the preparation of this report.

SUMMARY

Capital costs associated with the affected utilities, including water supply, gas service, electric service and steam generating and delivery facilities, are summarized in the table below.

     GENENCOR INTERNATIONAL - Utility Conversion Capital Investment Estimate

UTILITY           CAPITAL ESTIMATE
-------           ----------------
WATER SUPPLY        $   255,000
                    -----------
ELECTRIC            $   426,000
                    -----------
STEAM               $ 2,452,000
                    -----------
TOTAL CAPITAL
INVESTMENT          $ 3,133,000
                    -----------

Note: The capital costs listed above are preliminary estimates which include a 15% contingency allowance. 15% engineering allowance. They do not include soft costs such as legal, administrative or financing. Water, sewer and gas costs associated with the boiler building are included under the Steam line item.

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                                   EXHIBIT B

WATER SUPPLY

A 12" combined service will be installed easterly under Lee Road (presumably in a jacketed casing) to an underground vault on the site, at which point the service will split into a 12" fire service and a 6" domestic / process water service. Inside the vault, the fire service will pass through a 10" RPDA backflow preventer and the domestic/process service will pass through a 4" compound meter and a 4" RPZ backflow preventer. The 12" fire main and 6" domestic service will continue easterly to serve the site buildings. A 4" domestic/process service and a 4" fire service will be extended to the boiler building.

Cost

                                                                                 UNIT
                  DESCRIPTION                        QUANTITY       UNIT         PRICE           COST
                  -----------                        --------       ----         -----           ----
WATER SUPPLY
8"x8"x8"  TS&V at Lee Road and 12 "x8" reducer           1           LS       $  3,000.00     $    3,000
24" boring under Lee Road                                1           LS       $  20,000.00    $   20,000
12" combined service                                   100           LF       $      50.00    $    5,000
Meter vault, complete                                    1           LS       $  32,000.00    $   32,000
12" fire service and appurt.                          1200           LF       $      50.00    $   60,000
6" dom./process service.                              1600           LF       $      40.00    $   64,000
4" dom/process service to Ex.bldg.                     140           LF       $      30.00    $    4,200
Relocate ex.hydf from City to T/O Greece                 1           LS       $   2,500.00    $    2,500
Disconnect and abandon lawn sprinklers within City       1           LS       $   2,000.00    $ 2,000.00
                                                                                              ----------
Sub total                                                                                     $  192,700
15% contingency                                                                               $   28,905
15% engineering allowance                                                                     $   33,241
                                                                                              ----------
TOTAL WATER SUPPLY                                                                            $  254,846

ELECTRIC

Presently Kodak provides service at 13.2 kV to B610 where it is stepped down to 480V. The equipment required to convert to RG&E electric includes power lines to the site and a new 34kV/13.2kV transformer. Switches, cable, ductbank, and power monitoring equipment are also required. It is assumed that the existing switchgear and 13.2kV/480V transformer inside the building will continue to be used.

The new transformer would be located to the east of B610 and west of the B603 truck entrance. The exact position will be decided when the detailed engineering is completed. All cabling on the site would be underground.

Cost

The capital investment for the electric conversion is summarized in two parts. The first part represents the cost to have RG&E provide the feeds to the site up to the switchgear. The second part is for the switchgear and the balance of the items discussed above.

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                                   EXHIBIT B

Estimate includes:
Two circuits brought to the site by RG&E (34 KV). (RG&E Estimate)    $   95,000
Automatic switchgear, metering, transformer and accessories.         $  331,000
(Estimate Below)                                                     ----------
                                                                     $  426,000

                               QUANTITY
                           NO.        UNIT          PER
ITEM DESCRIPTION          UNITS       MEAS.         UNIT         TOTAL
----------------          -----       -----         ----         -----
SWITCHGEAR QUOTE             1         LS       $  89,000.00   $  89,000
PAD FOR ABOVE                1         LS       $  15,000.00   $  15,000
LABOR - SWITCHGEAR           1         LS       $   6,000.00   $   6,000
TRANSFORMER                  1         LS       $  44,000.00   $  44,000
PAD FOR TRANSFORMER          1         LS       $   7,500.00   $   7,500
LABOR FOR TRANSFORMER        1         LS       $   4,500.00   $   4,500
EXC & BACKFILL               1         LS       $   2,000.00   $   2,000
RIGGING                      1         LS       $   2,500.00   $   2,500
34 KV CABLE                450         FT       $       8.50   $   3,825
15 KV CABLE                150         FT       $       6.50   $     975
34 KV TERM                   6         EA       $     250.00   $   1,500
15 KV TERM                   6         EA       $     200.00   $   1,200
MISC. GND.                   1         LS       $   5,000.00   $   5,000
CONDUIT                    200         FT       $      13.65   $   2,730
CONCRETE                     1         LS       $   1,000.00   $   1,000
MISC.                        1         LS       $   5,000.00   $   5,000
DEMO / OT                    1         LS       $   5,000.00   $   5,000
POWER MONITORING             1         LS       $  12,000.00   $  12,000
                                                               ---------
SUBTOTAL                                                       $ 208,730
OH & P                     20%                                 $  41,746
CONTINGENCY                15%                                 $  37,571
ENGINEERING                15%                                 $  43,207
                                                               ---------
TOTAL                                                          $ 331,255

STEAM

A dual-fired (gas/oil) boiler system to provide steam for the existing operation plus a 21,000 sq.ft addition. The heart of the system would consist of three
(3), standard, 150 psig Maximum Steam Working Pressure (MSWP) bollers each rated at 250. The operating strategy would be to operate two (2) 250 HP boilers leaving the third boiler as a "hot" backup or available for periodic maintenance.

This operating method would provide B610 with a reliable steam supply, comparable with the current supply from Kodak.

                                   EXHIBIT B

Other major equipment needed includes:

1) deaerator
2) water softener
3) chemical feed system
4) boiler economizers

A 3,740 sq ft pre-engineered building will be required and will be remotely located northeast of B610 as far as is reasonable. The section of Kodak's steam/condensate pipe rack between B610 and the proposed building will continue to be used for the same purpose.

Since no natural gas service presently exists at B610, a 4-inch diameter, 650 foot long PVC natural gas supply line will need to be run from Lexington Avenue to the boiler house. As backup to the natural gas supply, a 20,000-gallon oil storage tank would be installed. Water and sewer lines will need to be extended to the boiler house. These lines will be 4 and 6 inch respectively and will connect into the "main" lines appropriately.

Cost

Capital Cost for Boiler Plant:

Basis:                                                 Existing + 21,000 SF New
Boiler Capacity at Start                                        750 HP
Bldg Dimensions                                                 44'x85'
Bldg Size (sf)                                                   3,740

Major Categories
 Gas Service                                                 $     28,000
 Sewer Service                                               $      4,500
 Water Service                                               $     14,000
 Site Work                                                   $     48,145
 Gen Const (Bldg)                                            $    218,790
 Elect Svc                                                   $    103,000
 Bldg Elect                                                  $     93,700
 Mech Work                                                   $  1,017,625
 Plumbing                                                    $     36,618
 Underground #2 Oil Tank                                     $    130,721
                                                             ------------
               Sub-total                                     $  1,695,100
                                    15% Contingency          $    254,265
                                                             ------------
            Interest During Construction (1.157625)          $    146,202
                                    15% Engineering          $    356,246
                                                             ------------
                                              TOTAL          $  2,451,813

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[MAP]

                                    GENENCOR
                                 INTERNATIONAL
                               INC. CGMP CLINICAL
                                 MFG. FACILITY
                               1700 LEXINGTON AVE

                                 [BERGMAN LOGO]
                                    BERGMAN
                                   ASSOCIATES
                       ENGINEERS / ARCHITECTS / SURVEYORS

DRAWING TITLE:

RENDERD SITE PLAN
BY:
 E. SHAW

CHKD BY:
 B. BURRI

DATE:
 JUNE 20, 2002

 JOB :
 5626.00

SHEET :
RD-01

EXHIBIT C

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[MAP]